Exhibit 99.1

NEWS RELEASE

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: media@spx.com

SPX REPORTS SECOND QUARTER 2005 RESULTS

Revenues up 4%, Segment Income up 16%

Reduces Debt by Additional $617.0 Million

CHARLOTTE, NC – August 3, 2005 – SPX Corporation (NYSE:SPW) today reported results for the second quarter ended June 30, 2005:

•                  Revenues increased 4.4% to $1.12 billion from $1.07 billion in the year-ago quarter.

•                  Organic revenue growth (revenue growth over the year-ago quarter excluding the effects of foreign currency fluctuations and acquisitions and divestitures) was 2.4%, while acquisitions completed in 2004 and the favorable impact of currency fluctuations increased revenues by 1.4% and 0.6%, respectively.

•                  Segment income and margins were $103.2 million and 9.2%, compared with $89.2 million and 8.3% in the year-ago quarter.

•                  Diluted net earnings per share from continuing operations were $0.02, compared with $0.48 in the year-ago quarter.  The second quarter of 2005 included other expense of $11.4 million, or $0.09 per share and an incremental tax provision of $20.9 million, or $0.28 per share, related to foreign currency gains and losses associated with the repatriation of foreign earnings to the U.S. In addition, the quarter included early extinguishment of debt costs of $6.9 million, or $0.05 per share.  These costs were incurred to facilitate the company’s recapitalization plan.  The second quarter of 2004 included a benefit of $33.3 million, or $0.39 associated with the closure of certain income tax matters.

•                  Diluted net earnings per share were $4.26, compared with $0.67 in the year-ago quarter.  The second quarter of 2005 included income of $320.1 million, or $4.24 per share, from discontinued operations, primarily related to the sale of Kendro.

•                  Free cash flow from continuing operations during the quarter was a negative $0.9 million, compared with a negative $16.3 million in the year-ago quarter.  Free cash flow in the second quarter of 2005 was reduced by $36.3 million as a result of taxes paid on the repatriation of foreign earnings to the U.S. to facilitate the company’s recapitalization plan and $19.0 million related to voluntary contributions made in connection with the consolidation of certain of the company’s pension plans in the United Kingdom.

Chris Kearney, President & CEO said, “Overall, SPX is today in better health with clearly demonstrated performance improvement.  Nevertheless, there is much to do as we seek to drive both top and bottom line growth.  We continued organizational and operating improvements at an aggressive pace in the quarter.  Second quarter segment income targets were achieved, with year-over-year segment income increasing by 16% while operating income was up 29%, driven by margin improvement in two of our four segments.  Our recapitalization program made good progress, with previously disclosed asset sales now complete and the final $617.0 million of the $1.7 billion targeted debt reduction completed this quarter.  These steps have yielded a cumulative reduction in outstanding debt of nearly 70%, with debt to equity currently at 29%.  We also have completed the repurchase of over 2.7 million shares to date.”

Kearney continued, “While pricing initiatives are now offsetting raw material cost increases year over year, accelerated implementation and benchmarking of our operating initiatives and margin growth across the company remain top priorities.  Additionally, we have incurred increased self-insurance costs associated with recent unfavorable trends in our workers’ compensation, product and general liability claims, which, coupled with other items, will necessitate a reduction in our pro forma 2005 earnings target by $0.10 to $2.60 per share.”

Kearney concluded, “Though the downward adjustment in our pro forma 2005 earnings target is disappointing, our free cash flow target remains intact.  Management remains clearly focused and firmly committed to delivering these results.”

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Thermal Products and Services

Revenues for the second quarter of 2005 were $273.7 million compared to $242.4 in the second quarter of 2004, an increase of $31.3 million, or 12.9%.  The increase was due primarily to organic revenue growth of 12.1%.  The organic revenue growth related primarily to the strong demand for dry cooling products and services in Asia and Europe, respectively.  The strength of foreign currencies relative to the U.S. dollar also had a favorable impact on revenues of 0.8%.

Segment income was $21.6 million, or 7.9% of revenues, in the second quarter of 2005 compared to $24.0 million, or 9.9% of revenues, in the second quarter of 2004.  The decrease in segment income and margins was due primarily to charges at an operation in France of $3.3 million, lower margin service contracts in Europe, and changes in customer mix resulting in an increase in revenues from lower margin dry cooling products.  Second quarter 2005 segment income and margins were favorably impacted by a reduction in warranty accruals of $4.7 million as a result of a recent change in warranty programs.

Flow Technology

Revenues for the second quarter of 2005 were $241.1 million compared to $232.8 million in the second quarter of 2004, an increase of $8.3 million, or 3.6%.  The increase was due primarily to organic revenue growth of 2.5%.  The organic revenue growth related primarily to strong demand in mining, petro-chemical, and chemical markets. The strength of foreign currencies relative to the U.S. dollar also had a favorable impact on revenues of 1.1%.

Segment income was $25.7 million, or 10.7% of revenues, in the second quarter of 2005 compared to $26.6 million, or 11.4% of revenues, in the second quarter of 2004.  The decrease in segment income and margins was due primarily to an increase in self-insurance expense of $2.0 million associated with recent trends in workers’ compensation, product and general liability claims, offset by inventory write-downs of $5.4 million in the second quarter of 2004. In addition, operating inefficiencies in the company’s dehydration and air filtration businesses led to a decline of $3.2 million in year-over-year segment income.

Test and Measurement

Revenues for the second quarter of 2005 were $280.2 million compared to $276.8 million in the second quarter of 2004, an increase of $3.4 million, or 1.2%.  The increase was due primarily to the impact of acquisitions during the second half of 2004.  Organic revenues for the segment declined 3.8% primarily as a result of the timing associated with OEM program launches.  The strength of foreign currencies relative to the U.S. dollar had a favorable impact on revenues of 0.7%.

Segment income was $34.5 million, or 12.3% of revenues, in the second quarter of 2005 compared to $28.3 million, or 10.2% of revenues, in the second quarter of 2004.  The increase in segment income and margins was due primarily to an inventory write-down of $7.5 million recorded in the second quarter of 2004 associated with the discontinuance of certain utility and telecommunications product lines.  In addition, segment income and margins for the second quarter of 2005 were impacted by a $2.4 million benefit relating to reimbursements of excess freight charges, offset partially by an increase in self-insurance expense of $1.1 million associated with recent trends in workers’ compensation, product and general liability claims.

Industrial Products and Services

Revenues for the second quarter of 2005 were $325.3 million compared to $321.3 million in the second quarter of 2004, an increase of $4.0 million, or 1.2%.  Organic revenues for the segment increased 0.4%, as increases within the dock and broadcast products businesses were partially offset by revenue decreases associated with recent market declines within the domestic automotive market.  The strength of foreign currencies relative to the U.S. dollar had a favorable impact on revenues of 0.2%.

Segment income was $21.4 million, or 6.6% of revenues, in the second quarter of 2005 compared to $10.3 million, or 3.2% of revenues, in the second quarter of 2004.  The increase in segment income and margins was due primarily to pricing and volume increases within dock and broadcast products, as well as significantly improved operations at the company’s Reynosa, Mexico facility.  Segment income and margins for the second quarter of 2005 were negatively impacted by revenue decreases associated with the recent market declines in the domestic automotive market and an increase in self-insurance expense of $1.6 million associated with recent trends in workers’ compensation, product and general liability claims.  Segment income and margins for the second quarter of 2004 were negatively impacted by a $3.9 million write-off of receivables associated with the restructuring of a U.S. mid-west distribution channel.

OTHER SECOND QUARTER ITEMS

Discontinued Operations:  During the second quarter of 2005, the company completed the sale of Kendro for $833.5 million in cash and recorded a gain on the sale, net of taxes and transaction fees, of $313.8 million.

During the first quarter of 2005, the company completed the sales of four business units for $1.87 billion in cash and recorded a gain on the sales, net of taxes and transaction fees, of $740.9 million.

Debt Reduction:  During the second quarter of 2005, the company used the proceeds from the sales of discontinued operations to re-pay $610.6 million of outstanding term loans under its credit facility and to complete the retirement of its May LYONs for $17.9 million.  In connection with these early extinguishments of debt, the company incurred expense of $6.9 million in the quarter.

During the first quarter of 2005, the company used the proceeds from the sales of discontinued operations to re-pay $400.0 million of outstanding term loans under its credit facility and completed cash tender offers for $668.2 million of the principal amount of its senior notes.  In connection with these early extinguishments of debt, the company incurred expense of $103.5 million in the quarter.

Share Repurchases:  During the second quarter of 2005, the company repurchased 2.0 million shares of its common stock on the open market for $89.6 million, of which $81.7 million had settled as of June 30, 2005.  Through August 1, 2005, the company has repurchased 2.7 million shares of its common stock on the open market for $124.1 million.  In March of 2005, the company announced its intention to repurchase approximately 10.0 million shares of its common stock.

Dividend:   On June 23, 2005, the Board of Directors declared a quarterly dividend of $0.25 per common share payable to shareholders of record on July 5, 2005.  The second quarter dividend, totaling $18.3 million, was paid on July 19, 2005.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the period ended June 30, 2005 with the Securities and Exchange Commission by August 9, 2005.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a leading global provider of thermal products and services, flow technology, test and measurement solutions and industrial products and services.  The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended June 30, 2005 and the company’s annual report on Form 10-K for the year ended December 31, 2004.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in millions)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and equivalents	$1,017.4	$581.4
Accounts receivable, net	940.6	971.7
Inventories, net	502.3	493.8
Other current assets	94.5	112.3
Deferred income taxes	184.5	141.7
Assets of discontinued operations	9.3	1,617.0
Total current assets	2,748.6	3,917.9
Property, plant and equipment	941.9	941.0
Accumulated depreciation	(468.7)	(445.5)
Net property, plant and equipment	473.2	495.5
Goodwill	2,017.7	2,032.9
Intangibles, net	473.3	495.2
Other assets	636.9	647.0
Total assets	$6,349.7	$7,588.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$490.1	$510.1
Accrued expenses	640.4	683.6
Income taxes payable	356.6	74.8
Short-term debt	52.4	63.5
Current maturities of long-term debt	340.1	48.3
Liabilities of discontinued operations	6.3	433.8
Total current liabilities	1,885.9	1,814.1

Long-term debt	424.4	2,414.3
Deferred and other income taxes	662.5	600.6
Other long-term liabilities	586.7	627.8
Total long-term liabilities	1,673.6	3,642.7

Minority interest	2.3	3.9
Shareholders’ equity:
Common stock	913.1	899.9
Paid-in capital	1,040.1	988.6
Retained earnings	1,590.6	622.6
Unearned compensation	(61.2)	(33.2)
Accumulated other comprehensive income	73.3	327.5
Common stock in treasury	(768.0)	(677.6)
Total shareholders’ equity	2,787.9	2,127.8
Total liabilities and shareholders’ equity	$6,349.7	$7,588.5

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

($ in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues	$1,120.3	$1,073.3	$2,152.9	$2,064.2

Costs and expenses:
Cost of products sold	830.3	801.6	1,604.7	1,526.6
Selling, general and administrative	220.9	211.0	432.5	405.8
Intangible amortization	4.0	4.4	8.6	6.7
Special charges, net	5.4	10.0	10.2	11.9
Operating income	59.7	46.3	96.9	113.2

Other expense, net	(13.0)	(1.4)	(16.3)	(3.8)
Interest expense	(15.0)	(34.8)	(47.3)	(75.3)
Interest income	5.4	2.4	7.0	3.9
Loss on early exstinguishment of debt	(6.9)	—	(110.4)	—
Income (loss) from continuing operations before income taxes	30.2	12.5	(70.1)	38.0
Income tax benefit (provision)	(36.0)	19.2	2.7	7.1
Equity earnings in joint ventures	7.5	6.7	11.8	12.4
Income (loss) from continuing operations	1.7	38.4	(55.6)	57.5

Income from discontinued operations, net of tax	1.3	29.3	1.1	47.1
Gain (loss) on disposition of discontinued operations, net of tax	318.8	(13.1)	1,059.7	(13.1)
Income from discontinued operations	320.1	16.2	1,060.8	34.0
Net income	$321.8	$54.6	$1,005.2	$91.5

Basic (loss) income per share of common stock
Income (loss) from continuing operations	$0.02	$0.51	$(0.74)	$0.77
Income from discontinued operations	4.31	0.22	14.25	0.46
Net income per share	$4.33	$0.73	$13.51	$1.23

Weighted average number of common shares outstanding	74.285	74.686	74.420	74.404

Income (loss) from continuing operations for diluted income (loss) per share	$1.7	$41.2	$(55.6)	$62.9

Net income for diluted income per share	$321.8	$57.4	$1,005.2	$96.9

Diluted (loss) income per share of common stock
Income (loss) from continuing operations	$0.02	$0.48	$(0.74)	$0.73
Income from discontinued operations	4.24	0.19	14.25	0.40
Net income per share	$4.26	$0.67	$13.51	$1.13

Weighted average number of common shares outstanding	75.454	85.246	74.420	85.512

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in millions)

	Six months ended June 30,
	2005	2004
Cash flows from (used in) operating activities:
Net income	$1,005.2	$91.5
Income from discontinued operations, net of tax	1,060.8	34.0
Income (loss) from continuing operations	(55.6)	57.5
Adjustments to reconcile (loss) income from continuing operations to net cash from operating activities
Special charges, net	10.2	11.9
Deferred and other income taxes	(28.7)	(30.5)
Depreciation	38.2	38.8
Amortization of intangibles and other assets	9.3	7.9
Loss on early extinguishment of debt	110.4	—
Accretion of LYONs	9.0	8.8
Pension and other employee benefits	24.1	23.2
Stock-based compensation	12.5	11.6
Dividends from unconsolidated subsidiaries in excess of earnings	9.6	9.6
Other, net	10.4	(11.3)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(3.7)	42.3
Inventories	(18.3)	(50.4)
Accounts payable, accrued expenses, and other	(87.0)	(187.3)
Taxes paid on repatriated foreign earnings	(36.3)	—
Cash spending on restructuring actions	(10.9)	(13.9)
Net cash used in continuing operations	(6.8)	(81.8)
Net cash from (used in) discontinued operations, including taxes paid of $248.8 in 2005	(274.3)	37.6
Net cash used in operating activities	(281.1)	(44.2)

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	2,694.6	—
Proceeds from other assets sales	10.3	12.0
Business acquisitions and investments, net of cash acquired	(9.0)	(77.8)
Capital expenditures	(32.3)	(21.1)
Net cash from (used in) continuing operations	2,663.6	(86.9)
Net cash used in discontinued operations	(3.5)	(24.5)
Net cash from (used in) investing activities	2,660.1	(111.4)

Cash flows from (used in) financing activities:
Repayments of other debt borrowings	(1,016.2)	(45.7)
Repurchases of senior notes	(744.3)	—
Net borrowings (repayments) under other financing arrangements	(30.7)	(19.1)
Payments to terminate interest rate swap contracts	(13.3)	—
Purchases of common stock	(81.7)	—
Proceeds from the exercise of employee stock options	16.9	34.6
Dividends paid	(37.4)	(38.0)
Net cash used in continuing operations	(1,906.7)	(68.2)
Net cash from (used in) from discontinued operations	(18.0)	22.5
Net cash used in financing activities	(1,924.7)	(45.7)
Decrease in cash and equivalents due to changes in foreign currency exchange rates	(23.3)	(5.9)
Net change in cash and equivalents	431.0	(207.2)
Consolidated cash and equivalents, beginning of period	586.4	721.6
Consolidated cash and equivalents, end of period	$1,017.4	$514.4

Cash and equivalents of continuing operations	$1,017.4	$511.6
Cash and equivalents of discontinued operations	$—	$2.8

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited)

(in millions)

	Three months ended			Six months ended
	June 30,			June 30,
	2005	2004	%	2005	2004	%
Thermal Equipment and Services (1)

Revenues	$273.7	$242.4	12.9%	$527.6	$467.1	12.9%
Gross profit	65.3	60.5		124.5	118.8
Selling, general & administrative	41.9	33.9		81.8	70.7
Intangible amortization	1.8	2.6		3.5	3.2
Segment income	$21.6	$24.0	-10.0%	$39.2	$44.9	-12.7%
as a percent of revenues	7.9%	9.9%		7.4%	9.6%

Flow Technology (1)

Revenues	$241.1	$232.8	3.6%	$457.2	$433.6	5.4%
Gross profit	73.6	70.6		138.5	141.6
Selling, general & administrative	47.3	43.7		91.7	85.7
Intangible amortization	0.6	0.3		1.7	0.5
Segment income	$25.7	$26.6	-3.4%	$45.1	$55.4	-18.6%
as a percent of revenues	10.7%	11.4%		9.9%	12.8%

Test and Measurement (1)

Revenues	$280.2	$276.8	1.2%	$526.5	$524.8	0.3%
Gross profit	86.6	77.6		159.4	151.3
Selling, general & administrative	51.2	48.5		103.9	97.8
Intangible amortization	0.9	0.8		1.8	1.3
Segment income	$34.5	$28.3	21.9%	$53.7	$52.2	2.9%
as a percent of revenues	12.3%	10.2%		10.2%	9.9%

Industrial Products and Services (1)

Revenues	$325.3	$321.3	1.2%	$641.6	$638.7	0.5%
Gross profit	66.7	64.1		130.4	128.2
Selling, general & administrative	44.6	53.1		88.3	97.3
Intangible amortization	0.7	0.7		1.6	1.7
Segment income	$21.4	$10.3	107.8%	$40.5	$29.2	38.7%
as a percent of revenues	6.6%	3.2%		6.3%	4.6%

Total segment income (1)	103.2	89.2		178.5	181.7
Corporate expenses	(23.6)	(20.4)		(43.9)	(33.8)
Pension / retiree healthcare expense (1)	(7.3)	(5.6)		(15.0)	(11.2)
Stock-based compensation	(7.2)	(6.9)		(12.5)	(11.6)
Special charges, net (1)	(5.4)	(10.0)		(10.2)	(11.9)
Consolidated operating income	$59.7	$46.3		$96.9	$113.2

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

(Unaudited)

($ in millions)

	Six months ended 6/30/05

Beginning cash (1)	$586.4

Cash used in continuing operations	(6.8)
Investments	(9.0)
Capital expenditures	(32.3)
Proceeds from sales of discontinued operations	2,694.6
Proceeds from asset sales	10.3
Net borrowings / (payments)	(1,718.2)
Fees / premiums on debt repayments	(73.0)
Purchases of common stock	(81.7)
Payments to terminate interest rate swap contracts	(13.3)
Proceeds from the exercise of employee stock options	16.9
Dividends paid	(37.4)
Decrease in cash due to changes in exchange rates	(23.3)
Cash used in discontinued operations	(295.8)

Ending cash	$1,017.4

	Ending Debt 12/31/2004	Net Change	Acquisitions/ Currency	LYONs Discount Accretion	Ending Debt 6/30/05

Revolver	$—	—	—	—	$—
Tranche A	191.3	(134.1)	—	—	57.2
Tranche B	882.1	(882.1)	—	—	—
LYONs, net of unamortized discount	658.5	(17.9)	—	9.0	649.6
7.5% Senior Notes	472.5	(444.3)	—	—	28.2
6.25% Senior Notes	248.6	(227.1)	—	—	21.5
Other	73.1	(12.7)	—	—	60.4

Totals	$2,526.1	$(1,718.2)	$—	$9.0	$816.9

(1) Includes cash of discontinued operations of $5.0 as of December 31, 2004.

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited)

($ in millions)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Cash flows from (used in) continuing operations	$11.1	$(0.9)	$(6.8)	$(81.8)
Capital expenditures - continuing operations	(12.0)	(15.4)	(32.3)	(21.1)
Free cash flow from continuing operations	$(0.9)	$(16.3)	$(39.1)	$(102.9)

SPX CORPORATION AND SUBSIDIARIES

ORGANIC GROWTH RECONCILIATION

(Unaudited)

Three months ended June 30, 2005

	Net Revenue	Acquisitions/		Organic
	Growth (Decline)	Divestitures	Foreign Currency	Growth (Decline)
Thermal Equipment and Services	12.9%	—%	0.8%	12.1%

Flow Technology	3.6%	—%	1.1%	2.5%

Test and Measurement	1.2%	4.3%	0.7%	(3.8)%

Industrial Products and Services	1.2%	0.6%	0.2%	0.4%

Consolidated	4.4%	1.4%	0.6%	2.4%

Six months ended June 30, 2005

	Net Revenue	Acquisitions/		Organic
	Growth (Decline)	Divestitures	Foreign Currency	Growth (Decline)
Thermal Equipment and Services	12.9%	—%	1.4%	11.5%

Flow Technology	5.4%	1.0%	1.6%	2.8%

Test and Measurement	0.3%	4.7%	0.9%	(5.3)%

Industrial Products and Services	0.5%	1.0%	0.3%	(0.8)%

Consolidated	4.3%	1.7%	1.0%	1.6%